Exhibit 10.48

October 26, 2004

Mr. William E. Hantke

[Executive’s Address]

Dear Bill,

This letter is with reference to your Employment Agreement, as amended, dated June 1, 2002 (“Agreement”). Capitalized terms in this letter that are not defined in this letter shall have the meaning as defined in the Agreement.

This purpose of this letter is to set forth the terms and conditions of the termination of your employment with Premcor Inc. (“Company”) and to provide for the transition of your work duties and responsibilities (“Letter Agreement”). This Letter Agreement is a binding agreed upon modification of your Agreement.

The terms and conditions of the termination of your employment with Company shall be as follows:

1.	Term of Employment. The term of the Agreement has an ending date of June 1, 2005, and is subject to automatic one year extensions unless either party provides Notice. By entering into this Letter Agreement, Executive and the Company agree to terminate the Agreement on April 30, 2005. Executive shall be employed by the Company for a period commencing on January 1, 2005 and ending on April 30, 2005 (“2005 Period”) on the terms and subject to the conditions set forth in this Letter Agreement. For purposes of the SERP, Executive’s termination shall be considered “without Cause”.

2.	Position. Effective December 31, 2004, Executive shall resign his positions as Executive Vice President and Chief Financial Officer of the Company, Premcor USA Inc. and The Premcor Refining Group Inc. and all other officer and Board of Director positions held with the Company’s subsidiaries and affiliates, but shall continue as an employee of the Company until April 30, 2005.

During the 2005 Period, Executive shall provide transition support to the Company; shall devote Executive’s working time as requested by the Company, shall devote best efforts to the performance of Executive’s duties hereunder; and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company.

3.	Compensation. During the 2005 Period, the Company shall pay Executive a salary of $100,000, payable in regular installments in accordance with the Company’s usual payment practices, provided however, Executive’s Base Salary and Base Bonus on December 31, 2005 shall be used for the purposes of calculating severance benefits due Executive upon his termination. During the 2005 Period, Executive shall not be entitled to receive Annual Options or Annual Bonus or participate in the Company’s equity compensation plan or incentive compensation plans. Executive shall be entitled to participate in the Company’s employee benefit plans, other than any non-qualified pension plan or any severance pay plan, as in effect from time to time, on the same basis as those benefits are generally made available to other employees of the Company. During the 2005 Period, Executive shall be a participant in the Premcor Senior Executive Retirement Plan as approved by the Board of Directors of the Company on April 2, 2002, as amended.

4.	Termination. Under the condition that Executive’s employment terminates on April 30, 2005 under the terms of this Letter Agreement, Executive shall receive the following benefits:

(A) the salary pursuant to this Letter Agreement through the date of termination;

(B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with the Agreement prior to the date of Executive’s termination;

(C) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company;

(D) subject to Executive’s continued compliance with the provisions of Sections 9 and 10 of the Agreement, payment, within 60 days of the date of termination of Executive’s employment, of a lump sum equal to three times the sum of Executive’s Base Salary and Base Bonus; and

(E) the benefits as provided in the Premcor Senior Executive Retirement Plan, as amended, whether or not previously vested.

Executive agrees to waive any other payment that he may have a right to receive under Section 8 of the Agreement because of the termination or non-renewal of the Agreement.

5.	No Other Modification. Nothing herein contained in any way impairs the Agreement, or alters, waives, annuls, varies or affects any provision, condition or covenant therein, except as specifically set forth in this Amendment All other provisions of the Agreement remain in full force and effect.

This Letter Agreement shall be effective on the date you sign below. Please sign both copies of this Letter Agreement and return one copy to James R. Voss.

Kind regards,

/s/ Thomas D. O’Malley
Thomas D. O’Malley

Agreed and Accepted

/s/ William E. Hantke	10/28/04
William E. Hantke	Date